Filed Pursuant to Rule 433

Registration No. 333-277211

January 26, 2026

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Stock Linked Underlying Supplement dated February 21, 2024)

Linked to the Least Performing of the Equity Securities of Lam Research Corporation, Thermo Fisher Scientific Inc. and Danaher Corporation.

►	Monthly Coupon payments at a rate of 1.1375% (equivalent to 13.65% per annum)

►	Callable monthly at the principal amount plus the applicable Coupon on any Call Observation Date on or after May 28, 2026 if the Official Closing Price of each Underlying is at or above its Call Threshold

►	If the Notes are not called and the Least Performing Underlying declines by more than 45.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount.

►	Due August 2, 2027, if not called.

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $922.50 and $972.50 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.50% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Reference Asset	The common stock of Lam Research Corporation (Ticker: LRCX), the common stock Thermo Fisher Scientific Inc. (Ticker: TMO), and the common stock of Danaher Corporation. (Ticker: DHR) (each a “Company” or an “Underlying” and together the “Underlyings”)
Call Feature	The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date on or after May 28, 2026. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Coupon payable on the corresponding Call Payment Date(2)
Call Threshold	With respect to each Underlying, on a Call Observation Date, the relevant percentage of its Initial Value applicable on such Call Observation Date as described on page FWP-5 under “Call Observation Dates, Call Payment Dates, Coupon Payment Dates and Call Thresholds.” (2)
Coupon Rate	1.1375% per month (equivalent to 13.65% per annum)
Barrier Value	With respect to each Underlying, 55.00% of its Initial Value
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -45.00%:

$1,000 + final Coupon

■ If the Reference Return of the Least Performing Underlying is less than -45.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying + final Coupon).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to each Underlying, Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return
Trade Date	January 26, 2026
Pricing Date	January 23, 2026
Original Issue Date	February 2, 2026
Final Valuation Date(3)	July 28, 2027
Maturity Date(3)	August 2, 2027
CUSIP/ISIN	40447DP28 / US40447DP288

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes and who seek a fixed monthly coupon payments as long as the Notes are not called.

If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date beginning on May 28, 2026, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Coupon on the corresponding Call Payment Date.

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Coupon.

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose 1% of your principal for every 1% decline of that Least Performing Underlying from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with the Coupons paid over the term of the Notes, your return on the Notes may be negative.

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for “Call Observation Dates, Call Payment Dates, Coupon Payment Dates and Call Thresholds.”

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, and whether the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Least Performing Underlying is less than its Barrier Value. Even with the Coupon payments you received, your return on the Notes may be negative.

Information about the Reference Asset

Lam Research Corporation engages in the design, manufacture, marketing, refurbishment, and provision of semiconductor processing equipment used in the fabrication of integrated circuits. Shares of the Underlying trade and are listed on the Nasdaq Global Select Market under the symbol “LRCX.”

Thermo Fisher Scientific, Inc. manufactures scientific instruments, consumables, and chemicals. The Company offers analytical instruments, laboratory equipment, software, services, consumables, reagents, chemicals, and supplies to pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions, and government agencies. The shares of common stock of the Company trade and are listed on the New York Stock Exchange under the symbol "TMO."

Danaher Corporation designs, manufactures, and markets professional, medical, industrial and commercial products, and services in the sectors of test and measurement, environmental, life sciences, dental, and industrial technologies. The shares of common stock of the Company trade and are listed on the New York Stock Exchange under the symbol "DHR."

The graphs above illustrate the daily performance of the Underlyings from January 22, 2016 through January 22, 2026. The closing values underlying the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset” beginning on page FWP-15 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Autocallable Yield Notes

This document relates to a single offering of Autocallable Yield Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Stock-Linked Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The common stock of Lam Research Corporation (Ticker: LRCX), the common stock Thermo Fisher Scientific Inc. (Ticker: TMO), and the common stock of Danaher Corporation. (Ticker: DHR) (each a “Company” or an “Underlying” and together the “Underlyings”)
Trade Date:	January 26, 2026
Pricing Date:	January 23, 2026
Original Issue Date:	February 2, 2026
Final Valuation Date:	July 28, 2027, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be August 2, 2027. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Coupon on the corresponding Call Payment Date.
Payment at Maturity:	Unless the Notes are automatically called , on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are automatically called , for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -45.00%:

$1,000 + final Coupon.

■ If the Reference Return of the Least Performing Underlying is less than -45.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying) + Final Coupon.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with the Coupons, your return on the Notes may be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

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Call Observation Dates, Call Payment Dates, Coupon Payment Dates and Call Thresholds:	Call Observation Dates	Call Payment Dates	Coupon Payment Dates	Call Thresholds
			March 2, 2026	N/A
			April 2, 2026	N/A
			May 4, 2026	N/A
	May 28, 2026	June 2, 2026	June 2, 2026	95.00%
	June 29, 2026	July 2, 2026	July 2, 2026	95.00%
	July 29, 2026	August 3, 2026	August 3, 2026	95.00%
	August 28, 2026	September 2, 2026	September 2, 2026	90.00%
	September 29, 2026	October 2, 2026	October 2, 2026	90.00%
	October 28, 2026	November 2, 2026	November 2, 2026	90.00%
	November 27, 2026	December 2, 2026	December 2, 2026	90.00%
	December 29, 2026	January 4, 2027	January 4, 2027	90.00%
	January 28, 2027	February 2, 2027	February 2, 2027	90.00%
	February 25, 2027	March 2, 2027	March 2, 2027	90.00%
	March 30, 2027	April 2, 2027	April 2, 2027	90.00%
	April 28, 2027	May 3, 2027	May 3, 2027	90.00%
	May 27, 2027	June 2, 2027	June 2, 2027	90.00%
	June 29, 2027	July 2, 2027	July 2, 2027	90.00%
	July 28, 2027	August 2, 2027	August 2, 2027	90.00%
	(the Final Valuation Date)	(the Maturity Date)	(the Maturity Date)

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Coupon Rate:	1.1375% per month (equivalent to 13.65% per annum)
Initial Value:	$217.94 with respect to LRCX, $625.98 with respect to TMO, and $235.01 with respect to DHR, each of which was its Official Closing Price on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Barrier Value:	$119.867 with respect to LRCX, $344.289 with respect to TMO, and $129.2555 with respect to DHR, each of which is 55.00% of its Initial Value.
CUSIP/ISIN:	40447DP28 / US40447DP288
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Stock-Linked Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling 212-525-8010.

You may also obtain:

🞂	The Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025892/tm244959d5_424b2.htm

🞂	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

🞂	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Coupon on the corresponding Call Payment Date. See page FWP-5 for “Call Observation Dates, Call Payment Dates, Coupon Payment Dates and Call Thresholds.”

Coupon

Unless the Notes are automatically called, we will pay a monthly Coupon payment on each Coupon Payment Date. For information regarding the record dates applicable to the Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement. The Coupon Rate will be 13.65% per annum (or $11.375 per $1,000 Principal Amount per month).

Payment at Maturity

Unless the Notes are automatically called , on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -45.00%:

$1,000 + final Coupon

■ If the Reference Return of the Least Performing Underlying is less than -45.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with the Coupons received over the term of the Notes, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

🞂	You believe that the Final Value of the Least Performing Underlying will be at or above its Barrier Value.

🞂	You seek a fixed monthly Coupon, that will be paid at the Coupon Rate of 13.65% per annum to be paid on each Coupon Payment Date, unless the Notes are called.

🞂	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to the Coupons payable on the Notes.

🞂	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

🞂	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -45.00%.

🞂	You are willing to lose up to 100% of the Principal Amount.

🞂	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

🞂	You are willing to forgo the dividends or other distributions paid on the the Underlyings during the term of the Notes.

🞂	You do not seek an investment for which there will be an active secondary market.

🞂	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

🞂	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

🞂	You believe that the Final Value of the Least Performing Underlying will be below its Barrier Value.

🞂	You believe that the Coupon will not provide you with your desired return.

🞂	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to the Coupons payable on the Notes.

🞂	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

🞂	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -45.00%.

🞂	You seek an investment that provides full return of principal at maturity.

🞂	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

🞂	You prefer to receive the dividends or other distributions paid on the Underlyings during the term of the Notes.

🞂	You seek an investment for which there will be an active secondary market.

🞂	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

🞂	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

🞂	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

🞂	“—General Risks Related to Indices” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with the Coupons received over the term of the Notes, your return on the Notes may be negative in this case.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 4 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

Your return on the Notes is limited to the Principal Amount plus the Coupons, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Coupon, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Underlyings during the term of the Notes.

Higher Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value or a higher Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called , your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Barrier Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

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Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each Underlying. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that will suffer a significant loss on your investment is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will suffer a significant loss on your investment.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Underlyings on the Final Valuation Date, subject to postponement certain Market Disruption Events. If the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

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The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Price of an Underlying on any Call Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

🞂 Principal Amount:	$1,000
🞂 Hypothetical Initial Value of each Underlying:	$100.00*
🞂 Hypothetical Call Threshold of each Underlying:	With respect to each Underlying, on a Call Observation Date, the relevant percentage of its Initial Value applicable on such Call Observation Date as described on page FWP-5 under “Call Observation Dates, Call Payment Dates, Coupon Payment Dates and Call Thresholds.”
🞂 Hypothetical Barrier Value of each Underlying:	$55.00 (55.00% of the Initial Value)
🞂 Hypothetical Coupon Rate:	13.65% per annum (1.1375% for each month in which it is payable). If the Notes are not called, the Coupons paid over the term of the Notes would total $193.375 per $1,000 Principal Amount.

* The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on a Call Observation Date
	Example 1	Example 2	Example 3
Initial Value of each Underlying	$100.00	$100.00	$100.00
Call Threshold of each Underlying on the Second Call Observation Date / Final Valuation Date.	$95.00 / 90.00	$95.00 / $90.00	$95.00 / $90.00
Barrier Value of each Underlying	$55.00	$55.00	$55.00
Official Closing Price / Percentage Change of the Least Performing Underlying on the
Coupon Payments prior to Call Observation Dates	Coupons: 3 x $11.375 = $34.125	Coupons: 3 x $11.375 = $34.125	Coupons: 3 x $11.375 = $34.125
1st Call Observation Date	$60.00 / -40.00% Coupon: $11.375	$57.75 / -42.25% Coupon: $11.375	$49.50/ -50.50% Coupon: $11.375
2nd Call Observation date	$99.00 / -1.00% Coupon: $11.375	$60.00 / -40.00% Coupon: $11.375	$44.00 / -56.00% Coupon: $11.375
3rd Call Observation Date to the last Call Observation Date prior to the Final Valuation Date	N/A	Official Closing Price: below the Call Threshold Coupons: 12 x $11.375 = $136.50	Official Closing Price: below the Call Threshold Coupons: 12 x $11.375 = $136.50
Final Valuation Date	N/A	$60.00 / -40.00% Coupon: $11.375	$30.00 / -70.00% Coupon: $11.375
Coupon Payment Amounts Prior to Maturity or Call	4 x $11.375 = $45.50	17 x $11.375 = $193.375	17 x $11.375 = $193.375
Payment if Notes are Called	$1,011.375	N/A	N/A
Payment at Maturity	N/A	$1,011.375	$1,000 + $11.375 + ($1,000 x -70.00%) = $311.375
Return of the Notes	5.688%	20.475%	-49.525%

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Example 1—The Official Closing Price of each Underlying on the second Call Observation Date is greater than or equal to its Call Threshold.

Underlying	Initial Value	Official Closing Price
LRCX	$100.00	$125.00 (125.00% of Initial Value)
TMO	$100.00	$99.00 (99.00% of Initial Value)
DHR	$100.00	$129.00 (129.00% of Initial Value)

Payment Upon a Call:	$1,011.375

Because the Official Closing Price of each Underlying on the second Call Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,011.375 per Note, reflecting the Principal Amount plus the Coupon. When added to the Coupon payments of $45.50 received in respect of the previous Coupon Payment Dates, we will have paid you a total of $1,056.875 per Note, resulting in a 5.688% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called and the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value.

Underlying	Initial Value	Final Value
LRCX	$100.00	$115.00 (115.00% of Initial Value)
TMO	$100.00	$60.00 (60.00% of Initial Value)
DHR	$100.00	$89.00 (89.00% of Initial Value)

TMO is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-40.00%
Payment at Maturity:	$1,011.375

Because the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, you will receive $1,011.375 per Note, reflecting the Principal Amount plus the final Coupon.

When added to the Coupon payments of $193.375 received prior to maturity, we will have paid you a total of $1,204.75 per Note, resulting in a 20.475% return on the Notes.

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Example 3—The Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value.

Underlying	Initial Value	Final Value
LRCX	$100.00	$110.00 (110.00% of Initial Value)
TMO	$100.00	$300.00 (30.00% of Initial Value)
DHR	$100.00	$105.00 (105.00% of Initial Value)

TMO is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-70.00%
Payment at Maturity:	$311.375

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $311.375 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + $11.375 + ($1,000 x -70.00%) = $311.375

When added to the Coupon payments of $193.375 received prior to maturity, we will pay you a total of $504.75, resulting in a -49.525% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

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DESCRIPTION OF THE REFERENCE ASSET

Description of LRCX

Lam Research Corporation engages in the design, manufacture, marketing, refurbishment, and provision of semiconductor processing equipment used in the fabrication of integrated circuits. Information filed by the Underlying with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) can be located by reference to its SEC file number: 000-12933 or its CIK Code: 0000707549. Shares of the Underlying trade and are listed on the Nasdaq Global Select Market under the symbol “LRCX.”

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-12933 or its CIK Code: 0000707549 Shares of the Company trade and are listed on the New York Stock Exchange under the symbol “LRCX.”

Historical Performance of LRCX

The following graph sets forth the historical performance of LRCX based on the daily historical closing values from January 22, 2016 through January 22, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of LRCX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of LRCX on any Observation Date, including the Final Valuation Date.

Description of TMO

Thermo Fisher Scientific, Inc. manufactures scientific instruments, consumables, and chemicals. The Company offers analytical instruments, laboratory equipment, software, services, consumables, reagents, chemicals, and supplies to pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions, and government agencies. The shares of common stock of the Company trade and are listed on the New York Stock Exchange under the symbol "TMO."

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-8002 or its CIK Code: 0000097745. Shares of the Company trade and are listed on the New York Stock Exchange under the symbol “TMO.”

Historical Performance of TMO

The following graph sets forth the historical performance of TMO based on the daily historical closing values from January 22, 2016 through January 22, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

 The historical values of TMO should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of TMO on any Observation Date, including the Final Valuation Date.

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Description of DHR

Danaher Corporation designs, manufactures, and markets professional, medical, industrial and commercial products, and services in the sectors of test and measurement, environmental, life sciences, dental, and industrial technologies. The shares of common stock of the Company trade and are listed on the New York Stock Exchange under the symbol "DHR."

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08089 or its CIK Code: 0000313616. Shares of the Company trade and are listed on the New York Stock Exchange under the symbol “PANW.”

Historical Performance of DHR

The following graph sets forth the historical performance of DHR based on the daily historical closing values from January 22, 2016 through January 22, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of DHR should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of DHR on any Observation Date, including the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of an Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.50% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the accompanying prospectus supplement under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the

FWP-17

Internal Revenue Service (the “IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described herein.

We will not attempt to ascertain whether any of the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and consult your tax advisor regarding the possible consequences to you if one or more of the Underlyings is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). For purposes of dividing the annual coupon rate of 13.65% on the Notes among interest on the Deposit and Put Premium, [●]% constitutes interest on the Deposit and [●]% constitutes the Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the Notes is uncertain, the entire amount of the coupon payment will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$

Autocallable Yield Notes Linked to the Least Performing of the Equity Securities of Lam Research Corporation, Thermo Fisher Scientific Inc. and Danaher Corporation

January 26, 2026

Free Writing Prospectus

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Description of the Reference Asset	FWP-15
Events of Default and Acceleration	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-17
U.S. Federal Income Tax Considerations	FWP-17

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58